Vyant Bio Reports First Quarter 2021 Results and Provides Strategic Business Update

Cherry Hill, N.J., May 17, 2021 – Vyant Bio, Inc. (the “Company”) (Nasdaq: VYNT), is an innovative biotechnology company focused on partnering with pharmaceutical and other biotechnology companies to identify novel and repurposed therapeutics through the integration of human-derived biology with data science technologies and IND-enabling expertise.

RECENT STRATEGIC AND OPERATIONAL HIGHLIGHTS IN Q-1 2021

■	Rebranded the Company from Cancer Genetics to Vyant Bio (Nasdaq: VYNT)
■	Completed merger with StemoniX, Inc.
■	Completed two equity financing rounds to raise $27.5 million in cash, entered into Q2 with $33.1 million of cash on the balance sheet
■	Investing in research and development to optimize drug discovery capabilities
■	Launched commercial stage, novel disease models in Rett Syndrome and CDKL5
■	Initially focusing on novel and repurposed drugs to treat Rett Syndrome and CDKL5

Jay Roberts, Chief Executive Officer of Vyant Bio stated, “in Q1 2021, we reached an important milestone with the closing of the merger with StemoniX, uniquely positioning the combined company to focus our business on discovering applications for novel and repurposed therapeutics. We believe that drug discovery needs to progressively evolve as we know the traditional methods and models for predicting safe and effective drugs have under-performed, as evidenced by the billions of dollars and years of time it takes to bring novel drugs to market. With this as a backdrop, we are focusing our business on converging an impactful approach to drug discovery with data science and biology-driven technologies at the core with engineering disciplines and regulatory expertise.”

“Vyant Bio has commercialized the development, engineering and manufacturing of disease models, built on its induced pluripotent stem cell (“iPSC”) technology, and has developed neural and cardiac screening platforms, which are used to screen novel and repurposed compound targets”, stated Ping Yeh, Vyant Bio’s Chief Innovation Officer. “The most mature disease models are being used to find therapeutic candidates in the central nervous system with its microBrain®, driven by a focus on Rett Syndrome and CDKL5 neurological disorders. With the addition of the vivoPharm cancer cell-line assets and scientific expertise in oncology, the Company believes it can also advance models targeting Glioblastoma and Parkinson’s disease. The team has also made progress with our microHeart® platform, so we believe there will be continued interest from partners with an interest in Cardiac Fibrosis and Rett Syndrome”, Mr. Yeh continued.

“Our human-derived models, combined with the latest data science and software techniques, can identify and rank order repurposed and novel compounds by target. In our current drug discovery efforts, we aim to leverage our iPSC technology to identify drug candidates for licensure or clinical development. We are in active discussions with prospective pharma partners to offer exclusive licenses to certain disease models, and expect to enter into similar license agreements for access to both novel and repurposed therapies. The Company is striving to receive a mix of upfront payments, licensing fees, milestone-based fees and ongoing royalty payments”, Mr. Yeh concluded.

The Company filed its quarterly report for Q1 2021 on Form 10-Q today with the Securities and Exchange Commission. The Company formerly known as Cancer Genetics, Inc., StemoniX and CGI Acquisition, Inc. (“Merger Sub”) entered into a merger agreement on August 21, 2020, which was amended on February 8, 2021 and February 26, 2021(as amended, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged (“the Merger”) with and into StemoniX on March 30, 2021, with StemoniX surviving the Merger as a wholly owned subsidiary of the Company. The Merger was accounted for as a reverse acquisition with StemoniX being the accounting acquirer of CGI using the acquisition method of accounting.

FIRST QUARTER 2021 FINANCIAL RESULTS

As StemoniX was deemed to have acquired CGI for accounting purposes and the Merger closed on March 30, 2021, the Company’s first quarter financial results are primarily the StemoniX operations.

Cash and cash equivalents totaled approximately $33.1 million as of March 31, 2021.

Total revenues increased 32%, or $54 thousand, to $222 thousand for the three months ended March 31, 2021, as compared with $168 thousand for the three months ended March 31, 2020.

Cost of goods sold – service aggregated $89 thousand and $132 thousand, respectively, for the three months ended March 31, 2021 and 2020, resulting in a cost of goods sold of 77% and 97%, respectively, of service revenues.

Cost of goods sold – product aggregated $396 thousand and $166 thousand for the three months ended March 31, 2021 and 2020, respectively, resulting in a cost of goods sold gross margin deficit of $290 thousand and $134 thousand. Our product manufacturing capabilities currently have excess capacity to support future growth.

Research and development expenses decreased by 19%, or $189 thousand to $820 thousand for the three months ended March 31, 2021 from $1.0 million for the three months ended March 31, 2020.

Selling, general and administrative expenses increased by 46%, or $383 thousand, to $1.2 million for the three months ended March 31, 2021, as compared with $833 thousand for the three months ended March 31, 2020.

Merger related costs for the three-month period ended March 31, 2021 were $2.1 million.

Total other expense for the three months ended March 31, 2021 was $2.9 million, which consisted of a number of non-recurring non-cash items related to the conversion of the StemoniX’s capital structure to StemoniX common stock and exchange for Company common stock.

ABOUT VYANT BIO, INC.

Vyant Bio, Inc. (“Vyant Bio”) (Nasdaq: VYNT) is emerging as an advanced biotechnology drug discovery company. With capabilities in data, science (both biology and chemistry), engineering, and regulatory, we are rapidly identifying small and large molecule therapeutics and derisking decision making through multiple in silico, in vitro, and in vivo modalities. Leveraging these modalities, Vyant Bio is able to capitalize on repurposed and novel compounds and then partner with others to further develop and commercialize valuable therapeutics and new treatments for patients. Vyant Bio operates two wholly-owned subsidiaries, StemoniX and vivoPharm. Formerly known as Cancer Genetics, Inc., the company’s name was changed to Vyant Bio, Inc. in March 2021. Vyant Bio is headquartered in the US, with offices in Europe, and Australia.

StemoniX is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem (iPS) cell-derived neural and cardiac screening platforms for drug discovery and development. Predictive, accurate, and consistent, these human models enable scientists to quickly and economically conduct research with improved outcomes in a simplified workflow. Through collaborations with drug discovery organizations, StemoniX tests compounds in-house, creates new cell-based disease models, and operationalizes custom human iPSC-derived disease models at large scale for high-throughput screening. With leading-edge iPSC technologies and data science, StemoniX is helping global institutions bring the most promising medicines to patients.

vivoPharm offers proprietary preclinical test systems supporting clinical diagnostic offerings at early stages valued by the pharmaceutical industry, biotechnology companies, and academic research centers. vivoPharm is focused on precision and translational medicine to drive drug discovery and novel therapies. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filings. vivoPharm operates in The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) accredited and GLP compliant audited facilities.

For more information, please visit or follow Vyant Bio at:

Internet: www.vyantbio.com

LinkedIn: https://www.linkedin.com/company/vyant-bio

Twitter: @VyantBio

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Vyant Bio, Inc.’s (formerly Cancer Genetics, Inc.) expectations regarding future financial and/or operating results, our ability to discover new and repurposed drug candidates, and potential for our services, future revenues or growth, or the potential for future collaborations or partnership transactions in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in our attempts to adapt to the global coronavirus pandemic, discover drug candidates, partner with pharmaceutical and other biotechnology companies, achieve profitability and increase sales of our services, maintain our existing customer base and avoid cancelation of customer contracts or discontinuance of trials, raise capital to meet our liquidity needs, realize the anticipated benefits of the merger with StemoniX, Inc., and other risks discussed in the Vyant Bio, Inc. Form 10-K for the year ended December 31, 2020, and Form 10-Q for the quarter ended March 31, 2021, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Vyant Bio disclaims any obligation to update these forward-looking statements.

Investor Contacts:
Jennifer K. Zimmons. Ph.D.

Investor Relations

Zimmons International Communications, Inc.

Email: jzimmons@zimmonsic.com

Phone: +1.917.214.3514

Vyant Bio, Inc.

(Formerly Known as Cancer Genetics, Inc.)

Consolidated Statements of Operations

(Shares and USD in Thousands)

	Three months ended March 31,
	2021	2020
Revenues:
Service	$116	$136
Product	106	32
Total revenues	222	168

Operating costs and expenses:
Cost of goods sold – service	89	132
Cost of goods sold – product	396	166
Research and development	820	1,009
Selling, general and administrative	1,216	833
Merger related costs	2,145	-
Total operating costs and expenses	4,666	2,140
Loss from operations	(4,444)	(1,972)

Other (expense) income:
Change in fair value of warrant liability	214	-
Change in fair value of share-settlement obligation derivative	(250)	-
Loss on debt conversions	(2,518)	-
Interest expense	(368)	(1)
Total other (expense) income	(2,922)	(1)
Loss before income taxes	(7,366)	(1,973)
Income tax expense (benefit)	-	-
Net loss	$(7,366)	$(1,973)

Net loss per common share:
Net loss per share attributable to common stock - Basic and Diluted	$(2.31)	$(0.80)
Weighted average shares outstanding:
Weighted average common shares outstanding - Basic and Diluted	3,184	2,460

Vyant Bio, Inc.

(Formerly Known as Cancer Genetics, Inc.)

Consolidated Balance Sheets

(unaudited)

(Shares and USD in Thousands)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$33,074	$792
Trade accounts and other receivables	924	357
Inventory	409	415
Prepaid expenses and other current assets	2,134	223
Total current assets	36,541	1,787
Non-current assets
Goodwill	22,164	-
Intangible assets, net	9,500	-
Fixed assets, net	1,347	1,031
Right-to-use assets, net	1,170	1,095
Long-term prepaid expenses and other assets	1,633	136
Total non-current assets	35,814	2,262
Total assets	$72,355	$4,049

Liabilities, Temporary Equity and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,412	$1,300
Accrued expenses	3,400	162
Deferred revenue	1,346	92
Income taxes payable	360	-
Obligations under operating leases, current portion	647	486
Obligations under finance leases, current portion	31	-
Other current liabilities	4	9
Other current liabilities - discontinued operations	588	-
Total current liabilities	7,788	2,049
Obligations under operating leases, less current portion	548	627
Obligations under finance leases, less current portion	74	-
Share-settlement obligation derivative	-	1,690
Accrued interest	-	277
Long-term debt	57	6,839
Total liabilities	$8,467	$11,482

Commitments and contingencies
Temporary equity:
Series A Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, 0 and 4,612 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively (liquidation value of $0 and $11,732, respectively, as of March 31, 2021 and December 31, 2020)	-	12,356
Series B Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, 0 and 3,489 shares issued and outstanding, as of March 31, 2021 and December 31, 2020, respectively (liquidation value of $0 and $15,707, respectively, as of March 31, 2021 and December 31, 2020)	-	16,651
Series C Convertible Preferred stock, $0.0001 par value; 2,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation value of $0 as of March 31, 2021 and December 31, 2020)	-	-
Total temporary equity	-	29,007

Stockholders’ equity (deficit):
Preferred stock, authorized 9,764 shares $0.0001 par value, none issued	-	-
Common stock, authorized 100,000 shares, $0.0001 par value, 28,985 and 2,594 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3	-
Additional paid-in capital	109,205	1,514
Accumulated deficit	(45,320)	(37,954)
Total Stockholders’ equity (deficit)	63,888	(36,440)
Total liabilities and Stockholders’ equity	$72,355	$4,049